Exhibit 10.1

RULES

OF

ASCENTAGE PHARMA GROUP

INTERNATIONAL

2022 RESTRICTED SHARE UNIT SCHEME

Adopted on June 23, 2022 and amended on

May 19, 2025

RULES

OF

ASCENTAGE PHARMA GROUP INTERNATIONAL

2022 RESTRICTED SHARE UNIT SCHEME

1.	Purpose

The purpose of this Scheme is to incentivize the existing and incoming directors, senior management and employees for their contribution to our Group, to attract, motivate and retain skilled and experienced personnel to strive for the future development and expansion of the Group by providing them with the opportunity to own equity interests in the Company.

2.	Definitions and interpretation

2.1	Defined Terms

In these Rules, except where the context otherwise requires, the following expressions shall have the following meanings:

“Adoption Date” means the date of the adoption of this Scheme by the Board on June 23, 2022, and not being the Amendment Date for the avoidance of doubt;

“Amendment Date” means May 19, 2025 (the date on which amendment to this Scheme is duly conditionally approved and adopted by the Company);

“Articles” means the articles of association of the Company (as amended from time to time);

“Award(s)” means award(s) of RSUs granted to a Selected Person pursuant to this Scheme;

“Award Period” means the period during which the Award can be vested, which will be notified by the Board to each Selected Person at the time of making an offer of any Award, which shall not be longer than ten (10) years from the Grant Date of the Award;

“Auditors” means the auditors of the Company, as appointed from time to time;

“Board” means the board of directors of the Company or a duly authorized committee thereof;

“Board Lot” means the number of Shares constituting a board lot as disclosed in the Company’s prospectus for its initial public offering;

“Business Day” a day (other than a Saturday or Sunday or days on which a tropical cyclone warning number 8 or above or a “black” rain warning signal is hoisted in Hong Kong at any time between 9 am and 5 pm) on which the Stock Exchange is open for trading and clearing banks in Hong Kong and the PRC are open for transactions of normal banking business;

“Company” means Ascentage Pharma Group International, a company incorporated under the laws of the Cayman Islands with limited liability on November 17, 2017;

“Directors” means the directors of the Company and “Director” shall be construed accordingly;

“Eligible Person(s)” means person(s) eligible to receive RSUs under this Scheme, who are existing or incoming employees, directors (whether executive or non-executive) or officers of the Company or any member of the Group or a Service Provider;

“Grant Date” means the date on which RSUs, are granted under this Scheme pursuant to a Grant Letter, as described in Rule 5.4;

“Grant Letter” means the letter pursuant to which RSUs are granted to a Selected Person, as described in Rule 5.3;

“Group” means the Company, its subsidiaries and companies whose financial results have been consolidated and accounted as the subsidiaries of the Company by virtue of the contractual arrangements; a “member of the Group” shall mean any of the aforesaid companies;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Listing Rules” means the Rules Governing the Listing of Securities on the Stock Exchange, as amended from time to time;

“Participant(s)” means a Selected Person who accepts the offer of the grant of RSUs in accordance with the terms of this Scheme;

“PRC” means the People’s Republic of China, and for the purpose of this Scheme, exclude Hong Kong, the Macau Special Administrative Region of the PRC and Taiwan;

“Remuneration Committee” the remuneration committee of the Company established pursuant to the Listing Rules;

“RSUs” means restricted share units, each restricted share unit represents one underlying Share, and represent a conditional right granted to any Selected Person under this Scheme to obtain the corresponding economic value of the underlying Shares, less any tax, stamp duty and other charges applicable, as determined by the Board in its absolute discretion;

“Rule(s)” means the rule(s) of this Scheme as amended from time to time;

“Scheme” means the 2022 restricted share unit scheme constituted and governed by the rules in this document, as amended from time to time;

“Scheme Period” means the period of ten (10) years commencing from the Adoption Date, or until this Scheme is terminated pursuant to Rule 16, whichever is earlier;

“Selected Person(s)” means Eligible Persons selected by the Board to be granted RSUs under this Scheme at its discretion;

“Service Provider(s)” means any person who provides services to the Group on a continuing or recurring basis in its ordinary and usual course of business which are in the interests of the long term growth of the Group, including: (a) supplier of goods or services to any member of the Group; and (b) a person or entity that provides design, research, development or other support or any advisory, consultancy, professional or other services to any member of the Group, provided that any placing agents or financial advisers providing advisory services to the Group for fundraising, mergers or acquisitions and professional services providers such as auditors or valuers who provide assurance or are required to perform their services with impartiality and objectivity should not be Service Providers for the purpose of the Scheme;

“Service Provider Sublimit” has the meaning scribed to it in Rule 12;

“SFO” means the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), as amended from time to time;

“Shareholders” means the shareholders of the Company;

“Shares” means Ordinary Shares of US$0.0001 each in the issued share capital of the Company (or of such other nominal amount as shall result from other sub-division or a consolidation of the share capital of the Company from time to time);

“Stock Exchange” means The Stock Exchange of Hong Kong Limited;

“Trustee” means the trustee(s) to be appointed by the Board to hold Shares for the purpose of this Scheme;

“Vesting Notice” means a notice to be sent by the Company to each of the relevant Participants after the vesting criteria, conditions and time schedule have been reached, fulfilled, satisfied or waived, as described in Rule 6.2;

2.2	Headings are inserted for reference only and shall be ignored in the interpretation of these Rules. Unless the context otherwise requires, references herein to Rules are to provisions of these Rules, references to persons includes corporations and vice versa, singular includes the plural and vice versa and references to a gender shall include all genders.

2.3	References to any document in these Rules are to that document as amended, consolidated, supplemented, novated or replaced from time to time.

2.4	References to statutes, statutory provisions or the Listing Rules shall be construed as references to those statutes, provisions or rules as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date of this Scheme).

3.	Duration and administration

3.1	Term of this Scheme

Subject to Rule 16, this Scheme shall be valid and effective for a period of ten (10) years, commencing on the Adoption Date, after which period no further Awards shall be granted or accepted, but the provisions of this Scheme shall remain in full force and effect in order to give effect to the vesting of Awards granted and accepted prior to the expiration of the Scheme Period. Awards granted hereunder shall continue to be exercisable subject to the terms of this Scheme and in accordance with their terms of grant after the end of the ten (10) year period until the end of the Award Period.

3.2	Administration of Scheme

The Board has the power to administer this Scheme, including the power to construe and interpret these Rules and the terms of the RSUs granted under it. The Board may delegate the authority to administer this Scheme to a committee of the Board. The Board may also appoint one or more independent third-party contractors to assist in the administration of this Scheme and delegate such powers and/or functions relating to the administration of this Scheme as the Board thinks fit. The Board’s determinations under this Scheme need not be uniform and may be made by it selectively with respect to persons who are granted, or are eligible to be granted, RSUs under it. If a director is a Participant he may, notwithstanding his/her own interest and subject to the Articles, vote on any Board resolution concerning this Scheme (other than in respect of his/her own participation in it), and may retain RSUs under it. Each Participant waives any right to contest, amongst other things, the value and number of RSUs or Shares or equivalent value of cash underlying the RSUs or Shares and the Board’s administration of this Scheme.

3.3	Interpretation of Scheme

The decision of the Board as to all matters relating to this Scheme or its interpretation or effect shall be final and binding. In particular, the Board shall finally determine whether a person is eligible to participate in this Scheme.

3.4	Trustee

The Company may appoint trustee to assist with the administration and vesting of RSUs granted pursuant to this Scheme. The Company may (i) allot and issue Shares under its available Scheme Mandate Limit to the Trustee to be held by the Trustee and which will be used to satisfy the RSUs upon vesting and/or (ii) direct and procure the Trustee to receive existing Shares from any shareholder of the Company or purchase existing Shares on-market to satisfy the RSUs upon vesting. The Company shall procure that sufficient funds are provided to the Trustee by whatever means as the Board may in its absolute discretion determine to enable the Trustee to satisfy its obligations in connection with the administration of this Scheme. All Shares underlying the RSUs granted and to be granted under the Scheme will be transferred, allotted or issued to the Trustee.

The Trustee holding unvested Shares of the Scheme, whether directly or indirectly, shall abstain from voting on matters that require shareholders’ approval under the Listing Rules, unless otherwise required by law to vote in accordance with the beneficial owner’s direction and such a direction is given.

4.	Assignment of RSUs

The RSUs granted pursuant to this Scheme are personal to each Participant and are not assignable. Participants are prohibited from selling, transferring, assigning, charging, mortgaging, encumbering, hedging or creating any interest in favor of any other person over or in relation to any property held by the Trustee on trust for the Participants, the RSUs, or any interest or benefits therein.

5.	Grant of RSUs

5.1	Basis of eligibility for RSUs

Subject to Rules 5.2 and 5.6, the Board may select any Eligible Person for participation in this Scheme as a Selected Person. Unless so selected, no Eligible Person shall be entitled to participate in this Scheme. The basis of eligibility of any Selected Person for the grant of RSUs shall be determined by the Board from time to time on the basis of their contribution to the development and growth of the Group or such other factors as the Board may deem appropriate.

Eligible participants under the Scheme include (i) existing or incoming employees, directors (whether executive or non-executive) or officers of the Company or any member of the Group, or (ii) a Service Provider. The basis of eligibility of any Selected Person for the grant of RSUs shall be determined by the Board from time to time on the basis of their contribution to the development and growth of the Group or such other factors as the Board may deem appropriate.

In determining eligibility of existing or incoming employees, directors (whether executive or non-executive) or officers of the Company or any member of the Group, the Board may take into account factors including, among others, (i) his/her skill, knowledge, experience, expertise and other relevant personal qualities, (ii) educational and professional qualifications, and knowledge in the industry, (iii) performance, length of employment with the Group, nature of duties and position within the Group, (iv) his/her adherence to the Group’s culture and values, or (v) the contribution and potential contribution to the development of the Group.

Service Providers include any consultant who are experts in research and development, clinical trials and academia who provides consultancy services and/or other professional services to any member of the Group in connection with drug development and clinical trials in the ordinary and usual course of business of the Group which is in the interests of the long term growth of the Group, provided that any placing agents or financial advisers providing advisory services to the Group for fundraising, mergers or acquisitions and professional services providers such as auditors or valuers who provide assurance or are required to perform their services with impartiality and objectivity should not be Service Providers.

In determining the eligibility for such consultant to be a participant of the Scheme, the Board shall, in its absolute discretion, take into account, among others, (i) the skill, knowledge and expertise of the relevant consultant including his or her capability and technical know-how; (ii) his or her experience and network in the pharmaceutical industry and the academia; (iii) his or her research and development capability as well as his or her capability and know-how as to the conduct of clinical trials; (iv) the frequency of collaboration and length of business relationship with the Group; (v) the materiality and nature of the business relationship with the Group (such as whether they relate to the core business of the Group and whether such business dealings could be readily replaced by third parties and the relevant replacement costs); (vi) the background, reputation and track record of the relevant consultant; (vii) the potential and/or actual contribution to the business affairs of the Group, and in particular, whether such consultant could bring positive impacts to the Group’s business, such as drug development and/or commercialization, an increase in revenue or profits or a reduction in costs attributable to or brought by services provided by such consultant; and (viii) other factors, including but not limited to the synergy between the relevant consultant and the Group.

5.2	Offer of grant of RSUs

Subject to the limitations and conditions of this Scheme, the Board may, at its absolute discretion, grant RSUs to any Selected Person on such terms and conditions as the Board thinks fit, provided that:

(a)	no RSUs shall be granted after the expiry of the term of this Scheme or after the earlier termination of this Scheme in accordance with Rule 16; and

(b)	RSUs that have lapsed in accordance with Rule 10 or for any other reasons can be re-granted by the Board.

5.3	Contents of the Grant Letter

Upon the grant of RSUs, a Grant Letter should be provided to the Selected Person and such Grant Letter shall address, among other things, the following matters:

(a)	the Selected Person’s name;

(b)	the manner of acceptance of the RSU;

(c)	the number of RSUs granted and the number of underlying shares represented by the RSUs;

(d)	the vesting criteria and conditions;

(e)	the vesting schedule; and

(f)	such other terms and conditions as the Board shall determine and are not inconsistent with this Scheme.

The Grant Letter will require the Selected Person to undertake to hold the RSU on the terms on which it is granted and to be bound by the provisions of the Scheme.

The Grant Letter shall serve as evidence of the grant of the RSUs and no further certificate shall be issued to the Selected Person.

5.4	Acceptance of RSUs

A Selected Person may accept an offer of the grant of RSUs in such manner as set out in the Grant Letter. Once accepted, the RSUs are deemed granted from the date of the Grant Letter. Upon acceptance, the Selected Person becomes a Participant in this Scheme.

5.5	Information to the Trustee

The Board shall, after any RSUs have been granted and duly accepted by the Participant(s), inform the Trustee of the name(s) of the Participant(s), the number of RSUs and the number of underlying Shares that can be acquired by each Participant upon vesting of the RSUs granted to each such Participant, the vesting schedule of RSUs (if any) and other terms and conditions (if any) that RSUs are subject to as determined by the Board.

5.6	Restriction on grant of RSUs

The Board may not grant any RSUs to any Selected Persons in any of the following circumstances:

(a)	in any other circumstances where dealings by Selected Persons are prohibited under the Listing Rules, SFO or any other applicable law or regulation or where the requisite approval from any applicable regulatory authorities has not been granted, or where granting the RSUs would result in a breach by the Company, any member of our Group or any of their directors of any applicable securities laws, rules or regulations; or

(b)	where such grant of RSUs would result in breach of the Scheme Limit, the Scheme Mandate Limit or other rules of this Scheme as set out in Rule 12;

(c)	after inside information (as defined under the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)) has come to the Company’s knowledge until (and including) the trading day after the Company has announced such information. In particular, during the period commencing 30 days immediately proceeding the earlier of:

(i)	the date of the meeting of the Board (as such date is first notified to the Stock Exchange in accordance with the Listing Rules) for the approval of the Company’s results for any year, half-year, quarterly or any other interim period (whether or not required under the Listing Rules); and

(ii)	the deadline for the Company to publish an announcement of its results for any year or half-year under the Listing Rules, or quarterly or any other interim period (whether or not required under the Listing Rules), and ending on the date of the results announcement. The period during which no Award may be granted will cover any period of delay in the publication of a results announcement.

No grant of Award to a Director shall be allowed during the period prohibited by the Model Code for Securities Transactions by Directors of Listed Issuers of the Listing Rules. If any Award is proposed to be granted to a Director, it shall not be granted, accepted or vested on any day on which the financial results of the Company are published and during the period of:

(i)	60 days immediately preceding the publication date of the annual results or, if shorter, the period from the end of the relevant financial year up to the publication date of the results; and

(ii)	30 days immediately preceding the publication date of the quarterly results (if any) and half-year results or, if shorter, the period from the end of the relevant quarterly or half-year period up to the publication date of the results.

5.7	Grant to Directors, the Senior Management and Substantial Shareholders

Each grant of Awards to a Director, the chief executive or a substantial shareholder of the Company or any of their respective associates (as defined in the Listing Rules) under this Scheme or any other share scheme of the Company or any of its subsidiaries shall be subject to approval by the independent non-executive Directors (excluding independent non-executive Director who is a proposed recipient of the grant of Awards); and each grant of Awards to a Director, the chief executive or a senior management of the Company or any of their respective associates (as defined in the Listing Rules) under this Scheme or any other share scheme of the Company or any of its subsidiaries shall be subject to the approval of the Remuneration Committee (excluding the member of the Remuneration Committee who is a proposed recipient of the grant of Awards).

Where any grant of Awards to the following person falls into any of the following:

(a)	any grant of awards to a substantial shareholder or an independent non-executive Director or any of their respective associates would result in the Shares issued and to be issued in respect of all awards granted (including awards that been cancelled but excluding any awards lapsed in accordance with the terms of the scheme) to such person in the Relevant Period representing in aggregate over 0.1% (or such other percentage as may from time to time be specified by the Stock Exchange) of the Shares in issue (excluding treasury Shares); or

(b)	any grant of awards to a Director (other than an independent non-executive director) or chief executive of the Company, or any of their associates would result in the Shares issued and to be issued in respect of all awards granted (including awards that been cancelled but excluding any awards lapsed in accordance with the terms of the scheme) to such person in the Relevant Period representing in aggregate over 0.1% (or such other percentage as may from time to time be specified by the Stock Exchange) of the Shares in issue (excluding treasury Shares), such further grant of awards, as the case may be, must be approved by the Shareholders in such manner as required under the Listing Rules. A circular containing the information required under the Listing Rules shall be sent to the Shareholders in connection with the meeting at which their approval will be sought. The Grantee, his or her associates and all core connected persons (as defined in the Listing Rules) of the Company must abstain from voting in favour at such general meeting.

6.	Vesting of RSUs

6.1	The Board may determine the vesting criteria, conditions and the time schedule when the RSUs will vest and such criteria, conditions and time schedule shall be stated in the Grant Letter. The periods over which the Awards will vest shall not be less than 12 months or such other may exceed any minimum vesting periods prescribed from time to time by any laws, regulations or rules to which this Scheme may be subject, including the Listing Rules or regulations of any stock exchange on which the Shares may be listed and quoted. Furthermore, the Shares to be issued and allotted to a Selected Person pursuant to the vesting of any Award under this Scheme may or may not, at the discretion of the Board (or any duly authorized committee or person by the Board), be subject to any retention period.

The vesting period of Awards granted to Employee Participants (as defined under Chapter 17 of the Listing Rules) may, at the discretion of the Board (or any duly authorized committee or person by the Board), be shorter under the following circumstances: (i) grants of “make-whole” awards to new joinders to replace the share awards they forfeited when leaving their previous employers, (ii) grant to a participant whose employment is terminated due to death or disability or occurrence of any out of control event; (iii) grants of awards with performance-based vesting conditions, in lieu of time-based vesting criteria; (iv) grants that are made in batches during a year for administrative and compliance reason (may include share awards that should have been granted earlier but had to wait for a subsequent batch); (v) grant of awards with a mixed or accelerated vesting schedule such as where the awards may vest evenly over a period of 12 months; (vi) grants of awards with a total vesting and holding period of more than 12 months; and (vii) grant of awards as the year-end bonus of such Employee Participants.1

There is no general requirement for any performance target that has to be achieved before the vesting of any Award except as otherwise imposed by the Board (or any duly authorized committee or person by the Board) and stated in the offer of grant of an Award.

[1]	The Directors and the Remuneration Committee are of the view that the vesting period (including the circumstances in which a shorter vesting period may apply), as detailed above, enables the Company to offer competitive remuneration and reward packages to Employee Participants, on an ad hoc basis, in such circumstances that would be justified and reasonable, which is also consistent with the Listing Rules and the former practice of the Company and peer companies in the Group’s industry. In particular, Awards granted as year-end bonuses to Employee Participants may have a shorter vesting period as, despite year-end bonuses being a reward for satisfactory past performance in nature, providing year-end bonuses in the form of Awards as opposed to cash would link the value of the year-end bonuses to the future performance of the Group as well, thereby encouraging and incentivizing Employee Participants to continue committing and contributing to the development and expansion of the Group and its business. Accordingly, the above vesting period is considered appropriate and aligns with the purpose of the Scheme.

6.2	Within a reasonable time after the vesting criteria, conditions and time schedule have been reached, fulfilled, satisfied or waived, the Board shall send the Vesting Notice to each of the relevant Participants. The Vesting Notice will confirm the extent to which the vesting criteria, conditions and time schedule have been reached, fulfilled, satisfied or waived, and the number of Shares (and, if applicable, the cash or non-cash income, dividends or distributions and/or the sale proceeds of non-cash and non-scrip distributions in respect of those Shares) involved.

7.	Rights of Participants

7.1	An Award gives the Participant a conditional right upon vesting of the Award to obtain (i) the number of Shares underlying such Award held by the Trustee; or (ii) an equivalent value in cash with reference to the value of the Shares underlying such Award held by the Trustee on a date of sale (“Date of Sale”) (being a date that the Board determines to conduct on-market sale of such Shares once every financial year pursuant to the Scheme), less any tax, fees, levies, stamp duty and other applicable charges.

7.2	Rights on a takeover

If a general offer to acquire the Shares (whether by takeover offer, merger, or otherwise in a like manner) is made to all of the shareholders of the Company (or shareholders other than the offeror and/or any person controlled by the offeror and/or any person acting in concert with the offeror) and the general offer to acquire the Shares is approved and the offer becomes or is declared unconditional in all respects, an Employee Participant’s RSUs will vest immediately, even if the vesting period has not yet commenced.

7.3	Rights on a compromise or arrangement

If a compromise or arrangement between the Company and its shareholders or creditors is proposed in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies and a notice is given by the Company to its shareholders to convene a general meeting to consider and if thought fit approve such compromise or arrangement and such shareholders’ approval is obtained, an Employee Participant’s RSUs will vest immediately, even if the vesting period has not yet commenced.

7.4	Rights on voluntary winding-up

If an effective resolution is passed during the Scheme Period for the voluntary winding-up of the Company (other than for the purposes of a reconstruction, amalgamation or scheme of arrangement), all outstanding RSUs of an Employee Participant shall be treated as having vested immediately. No Shares will be transferred, and no cash alternative will be paid, to the Participant, but the Participant will be entitled to receive out of the assets available in liquidation on an equal basis with the Company’s shareholders such sum as they would have received in respect of the RSUs.

8.	Restrictive Covenants

8.1	By accepting any RSUs granted hereunder, a Participant shall be deemed to have made the Restrictive Covenants set forth in this Rule 8 (including the Non-Competition Undertaking) to and for the benefit of the Group.

8.2	The Participant hereby undertakes to the Group that he will not at any time whilst an employee, director, shareholder or otherwise interested in the Group (save in so far as is reasonably necessary to fulfil his duties to the Group) or at any time thereafter, directly or indirectly use or disclose or communicate to any person any information concerning the affairs, business methods, processes, systems, inventions, plans or research and development of the Group or those of its customers, clients or suppliers and which may be reasonably regarded as being confidential to the Group or to such persons (other than information which he is required to disclose by law or which is for the relevant time being in the public domain other than by reason of wrongful disclosure of the same by him) and will use his best endeavours to prevent the publication or disclosure of any such information by any third party.

8.3	The Participant undertakes to the Group that he will not, except with the prior written approval of the Company, be directly or indirectly concerned with or engaged or interested in any other business which is in any respect in competition with or similar to the business of the Group during his employment with the Group, save that this restriction shall not apply to any holding of Shares or other securities in the Company (the “Non-Competition Undertaking”).

8.4	The Participant undertakes to the Group that, so far as permitted under the laws of the applicable jurisdiction(s) in which the Participant is employed:

(a)	for so long as he is employed by the Company or any other member within the Group he will devote his full time and attention to the business of the Group and will use his best endeavours to develop the business and interests of the Group and will not be concerned with any other (competitive or other) business; and

(b)	upon his ceasing (for any reason) to be employed by the Group he will not for a period of two (2) years from the date he ceases to be so employed, whether on his own account or on behalf of any other person, firm or company:

(i)	solicit (in connection with any business of a type then carried on by the Group) interfere with or endeavour to entice away from any member within the Group any person, firm or company who at any time during the period of one year immediately preceding such cessation, was to his knowledge a material customer, client, supplier, agent, distributor, or an employee (not being a junior employee) or consultant (by whatever title called) of a member within the Group;

(ii)	seek to interfere with the continuance of the supply of goods or services to any member within the Group or the terms of any such supply;

(iii)	carry on, engage in or be concerned or interested either as principal or agent or as a shareholder, partner or employee of any other person in any business or activity which involves the offer, sale or supply of products or services to customers in the PRC or any other territory in which the Group offers such sale or supply for the relevant time being, competes with the business in which any member within the Group is or was engaged in the twelve months prior to the date he ceases to be employed by the Group;

(iv)	use or allow the use by any third party of any name, logo or other intellectual property rights used by any member within the Group or any name or logo likely to be confused therewith otherwise than in the conduct of the business of the Group; and

(v)	deal in the Shares which would violate (i) any applicable laws, regulations and rules in any relevant jurisdictions including, without limitation, the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong), other Hong Kong securities laws, and the U.S. Securities Act of 1933, as amended from time to time, and (ii) any internal policy of the Company in connection with dealing in the Shares.

8.5	The Participant undertakes to the Group that he shall not, during either the course of his employment by the Group or for a period of two (2) years from the date he ceases to be employed by the Group, make, publish, or otherwise transmit any disparaging or defamatory statements, whether written or oral, regarding the Group or its employees, products, operations, procedures, policies, business or services.

9.	Rights attached to RSUs and Shares

9.1	Rights attached to RSUs

A Participant does not have any contingent interest in any Shares underlying the RSUs unless and until such Award is granted to the Participant. Further, a Participant may not exercise voting rights in respect of the Shares underlying the RSUs prior to their vesting and, unless otherwise specified by the Board in its entire discretion in the Grant Letter to the Participant, nor do they have any rights to any cash or non-cash income, dividends or distributions and/or the sale proceeds of non-cash and non-scrip distributions from any Shares underlying the RSUs.

9.2	Rights attached to Shares

Any Shares transferred to a Participant in respect of any RSUs will be subject to all the provisions of the Articles and will rank pari passu with the fully paid Shares in issue on the date of the transfer or, if that date falls on a day when the register of members of the Company is closed, the first day of the reopening of the register of members, and accordingly will entitle the holders to participate in all dividends or other distributions paid or made on or after the date of transfer or, if that date falls on a day when the register of members of the Company closed, the first day of the reopening of the register of members.

10.	Clawback mechanism – Lapse of RSUs

10.1	The Company can clawback any unvested RSUs by treating them as automatically lapsed immediately where:

(a)	such Participant’s employment or service terminates for any reason;

(b)	such Participant breaches any restrictive covenant set out in Rule 8 (including but not limited to the Non-Competition Undertaking);

(c)	the Participant makes any attempt or takes any action to sell, transfer, assign, charge, mortgage, encumber, hedge or create any interest in favour of any other person over or in relation to any RSUs or any interests or benefits pursuant to the RSUs; or

(d)	unless otherwise determined by the Board (or any duly authorized committee or person by the Board), the performance target in relation to the vesting of any Award cannot be achieved.

10.2	If at any time, a Participant:

(a)	ceases to be an employee;

(b)	fails, during the course of his employment, to devote the whole of his time and attention to the business of the Group or to use his best endeavours to develop the business and interests of the Group;

(c)	is concerned during the course of his employment with the Group (without the prior written consent of the Company) with any (competitive or other) business other than that of the Group; and/or

(d)	is in breach of his contract of employment with or any other obligation to the Group (including without limitation the restrictive covenants set out in Rule 8 (including the Non-Competition Undertaking)), then the Company can clawback all vested and unvested RSUs by treating them as automatically lapsed and such Participant shall have no claim whatsoever in respect of the RSUs or the underlying Shares.

PROVIDED THAT:

(i)	vested RSUs of Participants who ceased to be an employee shall remain exercisable for three months from the date on which the cessation of their employment took effect; and

(ii)	in the event of the automatic lapse of vested RSUs as a result of the breach of the Non-Competition Undertaking by the Participant or any other breach of his contract of employment with or any other obligation to the Group (the existence of such breach shall be determined by the Board at its absolute discretion), and either (a) the number of Shares underlying such Award have already been transferred to the Participant by the Trustee; or (b) an equivalent value in cash with reference to the value of the Shares underlying such Award held by the Trustee on the Date of Sale has already been transferred to the Participant by the Trustee, the Trustee shall have the right to repurchase such Shares (x) at nil consideration for the underlying Shares which are newly allotted and issued; or (y) at cost price (to be borne by the Participant and to be paid by the Trustee for and on behalf of the Participant) for the underlying Shares transferred which are received form any shareholder of the company or purchased by the Trustee on-market (with the cost price being the subscription price or purchase price actually paid by the Trustee), or upon the written instruction of the Company demand the return by the Participant of the sum of the cash equivalent so transferred to him (as the case may be). For the avoidance of doubt, the Company shall procure that sufficient funds are provided to the Trustee by whatever means as the Board may in its absolute discretion determine to enable the Trustee to satisfy its obligations in connection with the administration of this Scheme, including but not limited to conducting the repurchase in accordance with this Rule, and the Trustee shall have no liability whatsoever to anyone, including but not limited to the Company and/or any Participant in the event of the Company’s failure to do so. The Trustee is under no obligation to conduct such repurchase unless and until the Trustee received the full price and all the costs and expenses in connection with or arising out of such repurchase from the Company and/or the Participants.

11.	Clawback mechanism – Cancellation of RSUs

11.1	The Board shall be entitled for the following causes to clawback any RSU by cancelling the same in whole or in part by giving notice in writing to the Participant stating that such RSU is thereby cancelled with effect from the date specified in such notice (the “Cancellation Date”):–

(a)	the Participant commits or permits or attempts to commit or permit a breach of the restriction on transferability of RSU or any terms or conditions attached to the grant of the RSU;

(b)	the Participant makes a written request to the Board for the RSU to be cancelled; or

(c)	if the Participant has, in the opinion of the Board, conducted himself in any manner whatsoever to the detriment of or prejudicial to the interests of the Company or its Subsidiary.

11.2	The Awards shall be deemed to have been cancelled with effect from the Cancellation Date in respect of any part of the Award which has not been vested as of the Cancellation Date. No compensation shall be payable upon any such cancellation, provided that the Board shall be entitled in its discretion to pay such compensation to the Participant in such manner as it may consider appropriate in any particular case.

11.3	Cancelled Awards will be regarded as utilized for the purpose of calculating the Scheme Mandate Limit and the Service Provider Sublimit. Where the Company cancels Awards and issues new ones to the same Selected Person, the issue of such new Awards may only be made under a scheme with available unissued Awards within the limit as mentioned in Rule 12.

12.	Maximum number of RSUs granted under this Scheme

12.1	Scheme Limit

Subject to Rule 12.2 below, no Award shall be granted pursuant to this Scheme if as a result of such grant (assumed accepted), the aggregate number of Shares underlying all grants made pursuant to the Scheme (including Awards that been cancelled but excluding Awards that have lapsed in accordance with the rules of the Scheme) will exceed in total 11,072,695 Shares, representing 3.1778% of the total number of Shares in issue (excluding treasury Shares) on the Amendment Date (the “Scheme Limit”). For the avoidance of doubt, the Shares underlying the Awards under the Scheme Limit may involve existing Shares and new Shares.

The Company may seek separate approval by the Shareholders in general meeting for granting Awards beyond the Scheme Limit (as refreshed) PROVIDED THAT the Selected Person(s) of such Awards must be specifically identified by the Company before such approval is sought. A circular containing a generic description of the specified Selected Persons who may be granted such Awards, the number and terms of the Awards to be granted, the purpose of granting such Awards to the Selected Persons with an explanation as to how the terms of Awards serve such purpose and other information required by the Listing Rules shall be sent to the Shareholders.

12.2	Scheme Mandate Limit

The Shares which may be issued in respect of all Awards to be granted under this Scheme and other share schemes of the Company (including options or awards have been cancelled but excluding those lapsed in accordance with the terms of the respective share schemes) shall not exceed 29,113,683 Shares (representing 8.3553% of the number of Shares in issue (excluding treasury Shares) on the Amendment Date) (the “Scheme Mandate Limit”).

12.3	Service Provider Sublimit

Subject to the Scheme Limit and the Scheme Mandate Limit, the maximum number of Shares in respect of which Awards under the Scheme may be granted to the Service Providers and yet to be vested (including options or awards have been cancelled but excluding those lapsed in accordance with the terms of the respective share schemes) is 3,483,089 Shares, representing one per cent (1%) of the Shares in issue (excluding treasury Shares) as at the Amendment Date (the “Service Provider Sublimit”).

12.4	Renewal of Scheme Limit, Scheme Mandate Limit and/or Service Provider Sublimit

Subject to Rules 12.1, 12.2 and 12.3, the Company may seek approval of the Shareholders in general meeting for refreshing the Scheme Limit, the Scheme Mandate Limit and/or the Service Provider Sublimit every three years after the Amendment Date or the shareholder approval date of the last refreshment, as the case may be. However, the Scheme Mandate Limit as refreshed shall not exceed 10% of the total number of Shares in issue (excluding treasury Shares) as at the Amendment Date. Any refreshment within any three year period must be approved by shareholders of the Company subject to the following or other terms under the applicable listing rules and laws and regulations: (i) any controlling shareholders (as defined in the Listing Rules) and their associates (or if there is no controlling shareholders, Directors (excluding the independent non-executive Directors) and the chief executive of the Company and their respective associates) must abstain from voting in favor of the relevant resolutions at the general meeting; and (ii) the Company must comply with the requirement of independent shareholder approval. A circular containing the information required under the Listing Rules shall be sent to the Shareholders in connection with the meeting at which their approval will be sought.

The maximum number of Shares referred to in this Rule 12 shall be adjusted in the event of any alteration in the capital structure of the Company in accordance with Rule 13.

12.5	Individual Limit

The total number of Shares issued and to be issued in respect of all the Awards granted to each Eligible Person under the Scheme and any other share schemes of the Group (including Awards that been cancelled but excluding any Awards lapsed in accordance with the terms of Scheme or any other share schemes of the Group) in any twelve (12) month period up to and including the date of such grant (the “Relevant Period”) shall not exceed 1% of the Shares in issue (excluding treasury Shares) (the “Individual Limit”) from time to time. Any further grant to a Selected Person which would result in the Shares issued and to be issued exceeding the Individual Limit shall be subject to the Shareholders’ approval in general meeting with such Selected Persons and his or her close associates (as defined under the Listing Rules, or his or her associate if the Selected Person is a connected person) abstaining from voting. A circular containing the information required under the Listing Rules shall be sent to the Shareholders. The number and terms (including the subscription price) of the Awards to be granted to such Selected Person must be fixed before the Shareholders’ approval is sought and the date of the meeting of the Board for proposing such further grant of Awards should be taken as the Grant Date for the purpose of calculating the subscription price, as applicable.

13.	Reorganization of capital structure

In the event of any capitalization issue, bonus issue, rights issue, consolidation, sub-division of shares or reduction of the share capital of the Company, the Board may make such equitable adjustments, designed to protect the Participants’ interests, to the number of Shares underlying the outstanding RSUs or to the amount of the equivalent value, as it may deem appropriate in accordance with the guidance of the Stock Exchange issued from time to time and as the auditors or the independent financial adviser of the Company retained for such purpose shall certify in writing to the Board to be in their opinion fair and reasonable, PROVIDED THAT any alteration shall be made on the basis that the proportion of the issued share capital of the Company to which a Selected Person is entitled after such alteration shall remain the same, rounded to the nearest whole Share, as that to which he or she was entitled before such alteration, and that the aggregate subscription price (if any) payable by a Selected Person on the full vesting of any Awards after such alteration shall remain as nearly as possible the same (but shall not be greater than) as it was before such event, but no such alteration shall be made the effect of which would be to enable any Share to be issued at less than its nominal value, or to give the advantage of Selected Person without specific prior Shareholders’ approval. No adjustment will be required in circumstances where there is an issue of Shares or other securities of the Group as consideration in a transaction.

In addition, in respect of any such alteration as provided in this Rule 13 after the Amendment Date other than any made on a capitalisation issue, the auditors or the independent financial adviser of the Company retained for such purpose must confirm in writing to the Board that the alteration satisfy the requirements of the relevant provision of the Listing Rules and any guidance letter issued by the Stock Exchange from time to time.

The capacity of the auditors or the independent financial adviser of the Company (as the case may be) in this Clause 13 is that of experts and not of arbitrators and their certification shall, in the absence of manifest error, be final and binding on the Company and the Grantees.

The costs of the auditors or the independent financial adviser of the Company (as the case may be) shall be borne by the Company.

To the extent not otherwise determined by the Board, the method of adjustment of the number of Awards to the extent outstanding is set out as below:

Capitalization issue

Q = Q0 × (1 + n) Where: “Q0” represents the number of Awards before the adjustment; “n” represents the ratio per Share resulting from the capitalization issue; “Q” represents the number of Awards after the adjustment.

Rights issue

Q = Q0 × P1 × (1 + n) ÷ (P1 + P2 × n)

Where: “Q0” represents the number of Awards before the adjustment; “P1” represents the closing price of the Shares as at the record date; “P2” represents the subscription price of the rights issue; “n” represents the ratio of the rights issue allotment; “Q” represents the number of Awards after the adjustment.

Consolidation of Shares or share subdivision or reduction of the share capital

Q = Q0 × n

Where: “Q0” represents the number of Awards before the adjustment; “n” represents the ratio of share consolidation or share subdivision or reduction of share capital; “Q” represents the number of Awards after the adjustment.

No price adjustment shall be made to the Awards in the event of any capitalization issue, bonus issue, rights issue, consolidation, sub-division of shares or reduction of the share capital of the Company as no price is payable for the grant of Awards and the Awards also have no exercise price.

14.	Disputes

The Board shall determine any question of interpretation and settle any dispute arising under or in connection with this Scheme. In such matters, the Board’s decision shall be final.

15.	Amendment of this Scheme

15.1	Subject to Rule 15.2 below and the compliance with the Listing Rules, save for any alterations to this Scheme which are of a material natural of any alterations to the provisions relating to the matters set out in Rule 17.03 of the Listing Rule to the advantage of the Selected Persons must be approved by the Shareholders in general meeting, the Board may amend any of the provisions of the Scheme (including without limitation to amendments in order to comply with changes in legal or regulatory requirements and amendments in order to waive any restrictions, imposed by the provisions of this Scheme, which are not found in Chapter 17 of the Listing Rules) at any time.

15.2	Subject to compliance with the Listing Rules, any change to the terms of the Awards granted to a Selected Person must be approved by the Board, the Remuneration Committee, the independent non-executive Directors and/or the shareholders of the Company, as the case may be, if the initial grant of the Awards was approved by the Board, the Remuneration Committee, the independent non-executive Directors and/or the shareholders of the Company, correspondingly. This requirement does not apply to the alterations take effect automatically under the existing terms of this Scheme. The amended terms of this Scheme must still comply with the applicable provisions of the Listing Rules.

16.	Termination of this Scheme

The Board may terminate this Scheme at any time before the expiry of the Scheme Period. The provisions of this Scheme shall remain in full force and effect in respect of RSUs which are granted pursuant to these Rules prior to the termination of the operation of this Scheme. No further Award shall be granted after such termination; however, all Awards granted prior to such termination and not vested on the date of termination shall remain valid. The Company or relevant member of the Group shall notify the Trustee and all Participants of such termination and of how any property held by the Trustee on trust for the Participants (including, but not limited to, any Shares held) and the outstanding RSUs shall be dealt with.

17.	Miscellaneous

17.1	Costs of this Scheme

The Company shall bear the costs of establishing and administering this Scheme. For the avoidance of doubt, all stamp duty and/or transfer tax or duty and any other charges payable upon the transfer of the Shares to the Participant upon vesting of the RSUs shall be borne by the Participant.

17.2	Notices

(i)	Any notice or other document which has to be given to a Selected Person or a Participant under or in connection with this Scheme may be delivered to the Selected Person or the Participant or sent by post or facsimile transmission or e-mail to him at his home postal address, home or work e-mail address or facsimile number according to the records of his employing company or such other address as the Company reasonably considers appropriate.

(ii)	Any notice or other document which has to be given to the Company under or in connection with this Scheme may be delivered or sent by post to it at its registered office (or such other place as the Board may from time to time decide and notify to the Participants and/or the Trustee) or by facsimile transmission to the central facsimile number of the Company or by e-mail.

(iii)	Any notice or other document which has to be given to the Trustee under or in connection with this Scheme may be delivered or sent by post to it at its registered office (or such other place as the Trustee may from time to time decide and notify to the Company and/or the Participants) or by facsimile transmission to the central facsimile number of the Trustee or the work e-mail address of a designated person of the Trustee as notified by the Trustee to the Company.

(iv)	Any notice or other document if given by a Selected Person or a Participant shall be irrevocable and shall not be effective until actual receipt by the Trustee or the Company (as the case may be).

(v)	Notices sent by post will be deemed to have been given by the Company or the Trustee on the first day after the date of posting, and by the Participant on the date of receipt by the Board or the Trustee (as the case may be). Notices served by hand will be deemed to be served when delivered.

17.3	Responsibility for obtaining consents

A Participant shall be responsible for obtaining any governmental or other official consent that may be required in order to permit the acceptance or vesting of the RSUs. The Company and the Trustee shall not be responsible for any failure by a Participant to obtain any such consent and shall not be liable for any cost incurred in obtaining such consent.

17.4	Responsibility for tax etc.

Subject to Rule 17.1, the Company and the Trustee shall not be liable for any tax or other liability to which a Participant may become subject as a result of his or her participation in this Scheme.

17.5	No other rights

This Scheme shall not confer on any person any legal or equitable rights against the Company directly or indirectly or give rise to any cause of action at law or in equity against the Company.

17.6	Discretionary Scheme

This Scheme is discretionary and shall not form part of any contract (whether a contract of employment or otherwise) between the Company or any member of the Group and any Eligible Person and/or Selected Person. The rights and obligations of any Eligible Person under the terms of his/her office or employment shall not be affected by his participation in this Scheme. This Scheme shall give an Eligible Person no additional rights to compensation or damages in consequence of the termination of his/her office or employment.

17.7	Power to adopt operational rules

The Board may from time to time adopt such operational rules as it may deem fit for the purpose of giving effect to or implementing this Scheme (including but not limited to formulating rules which restrict the vesting of the RSUs granted or to be granted or otherwise impose restrictions on the Participant), provided that such rules do not conflict with these Rules or contravene any of the applicable laws or regulations.

17.8	Governing law and jurisdiction

This Scheme and all RSUs granted under it shall be governed by and construed in accordance with Hong Kong law.

The Hong Kong courts shall have the exclusive jurisdiction to determine any claim, dispute or difference arising out of or in connection with this Scheme or any RSUs granted under it.